Exhibit 10.20

FIRST AMENDMENT
TO
LEASE AGREEMENT

THIS FIRST AMENDMENT TO LEASE AGREEMENT (“First Amendment”) is made as of the 2nd day of November, 2010, by and between James Campbell Company LLC, a Delaware limited liability company (“Landlord”) and Antares Pharma, Inc., a Delaware corporation (“Tenant”).

RECITALS:

WHEREAS, Landlord, as successor in interest to The Trustees Under the Will and of The Estate of James Campbell, Deceased, acting in their fiduciary and not in their individual capacities, as landlord, and Tenant, as tenant, executed that certain Lease Agreement dated as of February 19, 2004 (“Lease”), concerning the leasing of approximately 9,258 rentable square feet that is designated on Exhibit A to the Lease (“Premises”) in that certain commercial building (“Building”) commonly referred as Carlson Tech Center “C” that is located at 13755 First Avenue North, Plymouth, Minnesota 55441; and

                WHEREAS, Landlord and Tenant hereby agree to extend the term of the Lease until August 31, 2016; and

WHEREAS, Landlord and Tenant desire to set forth their agreement concerning certain amendments and corrections to the Lease according to the terms and conditions set forth below.

                NOW THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

1.  Interpretation of First Amendment.  The Lease is hereby modified and supplemented.  Wherever there exists a conflict between this First Amendment and the Lease, the provisions of First Amendment shall control.  Except as otherwise indicated hereon, capitalized terms shall be defined in the manner set forth in the Lease.  Except as modified and supplemented hereby, the Lease is unamended and in full force and effect.

2.  Amended Lease Term.  The Lease termination date of April 30, 2011, for the Premises shall be amended and the parties hereby agree to extend the Lease termination date for a period of sixty-four (64) months to August 31, 2016 (“Termination Date”).

3.  Base Rent.  Commencing upon May 1, 2011, Tenant shall pay Base Rent as follows:

Term	Rate (psf)	Annual Rent	Monthly Rent
5/1/11 - 4/30/12	$8.55	$79,155.90	$6,596.33
5/1/12 – 4/30/13	$8.70	$80,544.60	$6,712.05
5/1/13 – 4/30/14	$8.85	$81,933.30	$6,827.78
5/1/14 – 4/30/15	$9.00	$83,322.00	$6,943.50
5/1/15 – 4/30/16	$9.15	$84,710.70	$7,059.23
5/1/16 – 8/31/16	$9.30	$28,699.80	$7,174.95

Provided Tenant is not then in default under the Lease beyond any applicable notice and grace periods, Base Rent and Tenant’s Proportionate Share of Operating Costs shall be abated from 5/1/11 - 6/30/11.  In the event Tenant is then in default under the Lease beyond any applicable notice and grace periods, Tenant shall not receive said abatement and Tenant’s obligation to pay Base Rent and Tenant’s Proportionate Share of Operating Costs shall be continuing and ongoing.  Further, provided Tenant is not then in default under the Lease beyond any applicable notice and grace periods, Base Rent shall be abated from 7/1/11 - 8/31/11.  In the event Tenant is then in default under the Lease beyond any applicable notice and grace periods, Tenant shall not receive said abatement and Tenant’s obligation to pay Base Rent shall be continuing and ongoing.  The abatement discussed in the previous sentence applies to Base Rent only; it does not apply to Tenant’s Proportionate Share of Operating Costs.

4.        Tenant’s Proportionate Share of Operating Costs.  Tenant shall continue to pay Tenant’s Proportionate Share of Operating Costs for the Premises as set forth in the Lease, except as may be abated pursuant to Section 3 above.

5.           Landlord Improvements.  Landlord shall complete, at Landlord’s sole cost and expense, the following improvements to the Premises and provide the space in “turnkey” condition no later than ninety (90) days following the date of Tenant’s written authorization to Landlord after the current subtenant vacates the space; with such authorization to occur no later than twelve (12) months after the Effective Date (as hereinafter defined) (collectively, “Landlord’s Work”):

a.	Provide and install new deck wall and double door in warehouse area of the Premises. The foregoing includes painting the double door and providing a vinyl base on the new deck wall.
b.	Revise lighting and light switches in the Premises as reasonably necessaary as determined by Landlord.
c.	Add a row of sprinkler heads in the Premises in a location mutually agreeable to the parties.
d.	Patch and paint the walls in the lobby area within the Premises, including the walls in the corridors and hallways in a color that matches the existing wall color.
e.	Patch and paint the walls in the large conference room in a color that matches the existing wall color.
f.	Patch and paint the walls in the men's and women's bathrooms in the Premises in a color that matches the existing wall color.
g.	Paint existing hollow metal door frames in the Premises to match the paint on the existing hollow metal door frames in the Premises.

The foregoing notwithstanding, no other part of the Premises shall be painted by Landlord.  Specifically, (i) the wood doors shall remain as is; (ii) there will be no painting in the private offices or warehouse area.  Landlord’s Work is depicted on Exhibit A to this First Amendment.  The cost of any required improvements outside of Landlord’s Work shall be at Tenant’s sole cost and expense.

6.        HVAC Units. In the event Tenant provides written evidence of past quarterly maintenance of the HVAC units throughout the term of the Lease prior to execution of this First Amendment, Landlord hereby agrees to inspect and warrant that all HVAC units are in good working order as of the date of this First Amendment.  Landlord hereby agrees to test, calibrate and balance all HVAC units and zones within thirty (30) days of execution of this First Amendment.  Further, in the event Tenant provides written evidence of past quarterly maintenance of the HVAC units throughout the term of the Lease, Landlord shall, if necessary, replace, at any time during the term of the Lease, one (1) particular HVAC unit located in the back area of the Premises labeled as #1 on Exhibit B to this First Amendment.  Otherwise, Tenant shall accept the existing HVAC Units serving the Premises in their “as-is, where-is” condition as of the Effective Date (as hereinafter defined).  Any other HVAC Unit repair and replacement in the Premises shall be at Tenant’s sole cost and expense.

7.        Extension Option.  Upon the Effective Date, and provided Tenant is not then in default under the Lease beyond any applicable notice and grace periods, Tenant shall have the option to extend the term of its tenancy under the Lease (“Extension Option”) for one (1) five (5) year period (the “Extension Term”) upon the following terms and conditions: (i) Tenant shall give Landlord written notice of its election to exercise each such option (an “Extension Notice”) not later than two hundred seventy (270) days prior to the Termination Date; and (ii) Tenant shall not be in material or monetary default under the Lease and the Lease shall be in full force and effect on the date Tenant delivers such Extension Notice.

a.           In the event that Tenant exercises its Extension Option and delivers an Extension Notice, Tenant shall pay Base Rent on the Premises during the Extension Term at a rate equal to the "Market Rate."  For purposes hereof, the phrase "Market Rate" shall be defined as the rate of Base Rent for the Premises that a willing tenant would pay, and that a willing landlord would accept, in arms-length bona-fide negotiations if the same were being leased for the applicable Extension Term to a single tenant "as-is" and taking into consideration the following: all costs incurred by Landlord in the negotiation of such extension, including any brokerage fee payable by Landlord in connection therewith; the size of the space in question and its utility for leasing to other occupants conducting different uses; the quality, age and location of the building; and the financial resources of Tenant.

Landlord shall, within ten (10) days of the date of the Extension Notice, assuming Tenant desires to lease the Premises, provide Landlord's determination of the applicable Market Rate (“Landlord’s Market Rate Notice”).  If Tenant disagrees with Landlord's determination of the Market Rate, Tenant shall give Landlord written notice of that disagreement ("Tenant's Dispute Notice") within ten (10) days of receipt of Landlord’s Market Rate Notice, stating the amount which Tenant believes the Market Rate should be and the basis for such belief, and Landlord and Tenant shall endeavor in good faith to agree on the Market Rate.

If Tenant does not deliver Tenant's Dispute Notice to Landlord within ten (10) days of receipt of Landlord’s Market Rate Notice, Tenant shall be deemed to agree with Landlord's determination of the Market Rate.  In the event of the timely delivery of Tenant's Dispute Notice and if Landlord and Tenant have not agreed as to the Market Rate within forty-five (45) days after Tenant's receipt of Landlord's Market Rate Notice, each party shall, within ten (10) business days thereafter, each at its own cost and by giving notice to the other party, appoint an M.A.I. appraiser with at least five (5) years full time industrial/warehouse appraisal experience in the area in which the Premises are located to appraise and set the Market Rate.  If a party does not appoint an appraiser within said ten (10) business day period, the single appraiser appointment by the other party shall be the sole appraiser and shall set the Market Rate.  If an appraiser is appointed by each party, the two (2) appraisers shall meet promptly and attempt to mutually determine the Market Rate.  If the two (2) appraisers are unable to agree upon the Market Rate within twenty (20) days, then:  (i) if the difference between the two (2) appraisals is greater than or equal to five percent (5%)(determined as a ratio of the larger appraiser), the appraisers shall select a third appraiser meeting the qualifications stated above within five (5) business days after the last day the two appraisers are given to set the Market Rate.  If the two appraisers are unable to agree on the third appraiser, either party may petition the applicable local court for the selection of a third appraiser who meets the qualifications stated in this section.  Each of the parties shall bear one-half (1/2) of the third appraiser’s fees and charges.  Within twenty (20) days after the selection of the third appraiser, the three (3) appraisers shall independently determine the Market Rate.  The average of the two (2) appraisals nearest in value to each other shall conclusively be deemed to be the Market Rate.  The Market Rate of the Premises shall be determined by taking into account use of the Premises for the purposes permitted under this Lease.

b.           Except as otherwise stated, all terms and conditions of the Lease, including Tenant’s obligation to pay its Proportionate Share of Operating Costs and all other items of additional rent, shall remain in full force and effect during each year of the Extension Term, if any; provided, Landlord shall have no obligation to construct, or contribute to the costs of constructing leasehold improvements during the Extension Term.

8.   Option to Terminate.  Tenant shall have a one (1) time option to terminate this Lease effective August 31, 2014 (the “Option to Terminate”).  Tenant shall exercise its Option to Terminate this Lease by (i) providing written notice to Landlord of Tenant’s intent to terminate no later than November 30, 2013 (the “Termination Notice”) and (ii) paying a termination penalty of $35,000.00, which payment must accompany the Termination Notice.

9.        Other Provisions.  Except as otherwise stated, all terms and conditions of the Lease, including Tenant’s obligation to pay its Proportionate Share of Operating Costs and all other items of additional rent, if any, shall remain in full force and effect during the Lease Term; provided, Landlord shall have no obligation to construct, or contribute to the costs of constructing leasehold improvements, if any, during the Lease Term, as extended.

10.        Brokerage Fees.  Landlord and Tenant recognize that NorthMarq Real Estate Brokerage LLC represents the Landlord and Paul Gibbs of Cushman & Wakefield represents the Tenant in this transaction.  Landlord agrees to pay all fees associated with this renewal.  Landlord shall pay Paul Gibbs of Cushman & Wakefield a commission in the amount of Three Dollars and no/100s ($3.00) per square foot of the Premises, for a total commission of Twenty-Seven Thousand Seven Hundred Seventy Four Dollars and no/100s ($27,774.00) (“Commission”).  Said Commission shall be paid by Landlord within forty-five (45) days after the Effective Date.  Each party shall indemnify the other from and against any claims, losses, costs and expenses from any claims by any other broker, agent or other person claiming a commission or other form of compensation by virtue of having dealt with such party with regard to this First Amendment.

[Signature page to follow]

 THIS FIRST AMENDMENT TO LEASE AGREEMENT is executed and delivered as of the date the last party signs this First Amendment (“Effective Date”).

LANDLORD:

JAMES CAMPBELL COMPANY LLC,
a Delaware limited liability company

By: /s/Dorine Holsey Streeter                                                             By: /s/Kathleen Burgi-Sandell
Dorine Holsey Streeter                                                                Kathleen Burgi-Sandell
Executive Vice President                                                             Vice President Regional Manager
Real Estate Investment Management

Date: 11/9/2010                                                  Date: 11/5/2010

TENANT:

ANTARES PHARMA, INC.
a Delaware corporation

By: /s/ Peter Sadowski
             Peter Sadowski
             SVP and General Manager, Parenteral Products

Date: 11/2/2010

Approved as form only, which
approval is for the sole benefit of
Landlord and does not constitute the
assumption by the undersigned of
any obligations hereunder:

BARNA, GUZY & STEFFEN, LTD.

By:  /s/Jeffrey S. Johnson
            Jeffrey S. Johnson
            President

Date: 11/4/2010

EXHIBIT A

See attached.

EXHIBIT B

See attached.